Exhibit 10.5

AMENDMENT TO COLLABORATION AGREEMENT

This Amendment to Collaboration Agreement (this “Amendment”) is effective as of August 10, 2020 (the “Effective Date”) and amends that certain Collaboration Agreement dated April 3, 2020 (the “Agreement”) between Aegea Biotechnologies, Inc. (“Aegea”) and the Tauriga Sciences, Inc. (“Tauriga”).

WHEREAS, the Parties wish to amend the Agreement as provided below.

NOW, THEREFORE, for mutual covenants and valuable consideration given and received, the following changes to the Agreement are agreed upon:

1. Section A. 2) of the Agreement shall be restated to read in full as follows:

“2) After the sale of the initial 10,000,000 shares of Tauriga using the ATM Facility, Forty percent (40%) of all subsequent Net Proceeds generated using the ATM Facility shall be transferred by wire transfer to Aegea for the purchase of additional shares of common stock of Aegea pursuant to the terms of the Stock Purchase Agreement.”

WHEREAS, Tauriga Sciences, Inc. maintains 66,000,000 Registered ELOC Shares as of August 10, 2020

WHEREAS, Tauriga Sciences, Inc. has sold 10,000,000 ELOC shares to date, of which at least 70% (net proceeds to the Company) was invested into Aegea Biotechnologies, Inc.

WHEREAS, As of August 10, 2020 (inclusive of both contractual ELOC payments and additional cash contributions), Tauriga Sciences Inc. has invested $278,212.21 USD

I.	Non-ELOC Cash Contribution:	$75,000.00
II.	ELOC # 1 Cash Contribution:	$38,911.60
III.	ELOC # 2 Cash Contribution:	$28,366.80
IV.	ELOC # 3 Cash Contribution:	$41,164.20
V.	ELOC # 4 Cash Contribution:	$51,066.00
VI.	ELOC # 5 Cash Contribution:	$43,703.61

TOTAL (as of 08/10/2020):	$

2a.) This 40% of all subsequent net sales (pertains to 62,000,000 of the remaining 66,000,000 shares) Registered pursuant to the ELOC.

2b.) 4,000,000 remaining shares are to be set aside for the payment of legal and professional costs associated with this Financing facility (the up-front ELOC costs <$54,000>, ELOC filing related costs, ELOC maintenance costs, etc.)

2. Section A. 3) of the Agreement shall be restated to read in full as follows:

“3) Tauriga’s investment bank (Tangiers Global, LLC) will provide statements of all sales using the ATM Facility directly to Aegea’s Chief Business Officer (Dr. Stella Sung) at the same time it provides the statements to Tauriga’s CEO (Mr. Seth Shaw). Tauriga will wire to Aegea the agreed upon amount of all such Net Proceeds (70% of the initial 10,000,000 shares and 40% thereafter, as defined in “2a.”) within one business day of Tauriga’s receipt of any such proceeds from such sales of stock of Tauriga.”

3. The parties agree that this Amendment shall control over any conflicting provisions in the Agreement.

4. Except as specifically modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, and they have agreed to the above changes.

Aegea Biotechnologies, Inc.

By:
Lyle J. Arnold, Jr., President

Tauriga Sciences, Inc.

By:
Seth Shaw, CEO

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